UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

Fortress Private Lending Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01880	33-6515727
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas New York, NY	10105
(Address of principal executive offices)	(Zip Code)

(212) 497-2976

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Bank of America Credit Agreement

On September 29, 2025 (the “Closing Date”), Fortress Private Lending Fund (the “Company”) and its indirect, wholly-owned subsidiaries, FPLF BA Holdings Finance LLC (the “Borrower”) and FPLF BA Holdings Finance CM LLC, as servicer, entered into that certain Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“BofA”), as administrative agent and each of the lenders from time to time party thereto. The Credit Agreement is related to Borrower’s acquisition of certain loans, participation interests and other assets. Capitalized terms used herein and not otherwise defined will have the meanings ascribed thereto in the Credit Agreement.

Subject to the conditions contained therein, the Credit Agreement provides for a revolving credit commitment in an aggregate principal amount of up to $150 million, of which $100 million was drawn as of the Closing Date, which commitment amount may be increased periodically by mutual agreement between the Borrower and BofA, and shall automatically be increased on the date that is the six-month anniversary of the Closing Date, to $300 million (the “Revolving Facility”, and each borrowing thereunder, collectively, the “Loans”). The maturity date of the Loans under the Revolving Facility is the third anniversary of the Closing Date.

Borrowings under the Credit Agreement may take the form of base rate loans, SOFR loans, alterative currency daily rate loans, alternative currency term rate loans or Canadian prime rate loans. Base rate loans will bear interest at a rate per annum equal to (A) the Base Rate plus (B) 1.40% per annum. SOFR loans will bear interest at a rate per annum equal to (A) Daily SOFR plus (B) 1.40% per annum. Alternative currency daily rate loans will bear interest at a rate per annum equal to (A) the Alternative Currency Daily Rate plus (B) 1.40% per annum. Alternative currency term rate loans will bear interest at a rate per annum equal to (A) the Alternative Currency Term Rate plus (B) 1.40% per annum. Canadian prime rate loans will bear interest at a rate per annum equal to (A) the Canadian Prime Rate plus (B) 1.40% per annum.

The Credit Agreement includes financial and other affirmative and negative covenants, events of default and remedies typical for this type of credit facility, including certain limitations on the incurrence of additional indebtedness, ability to make Restricted Payments, transactions with Affiliates and certain financial covenants related to the Company’s borrowing base and interest coverage ratio.

All obligations under the Credit Agreement and the other loan documents are secured by a first-priority perfected lien on, and security interest in, among other things, (i) certain assets, including all proceeds thereof, of the Borrower and (ii) and all transaction accounts (including the collateral account, the interest proceeds account, the principal proceeds accounts and the unfunded exposure account) of the Borrower, and all sums or other property now or at any time hereafter on deposit therein, subject to certain exceptions.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

September Distribution

On September 30, 2025, the Company announced the declaration of distributions on its Class I common shares of beneficial interest, par value $0.01 per share (the “Shares”) for September 2025 (the “September 2025 Distribution”) in the amount per Share set forth below:

Per Share Distribution
$0.1512

The distribution for the Shares is payable to shareholders of record as of the close of business on September 30, 2025 and will be paid on or about October 31, 2025. The September 2025 Distribution will be paid in cash or reinvested in Shares for shareholders participating in the Company’s distribution reinvestment plan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1

Credit Agreement, dated as of September 29, 2025, by and among FPLF BA Holdings Finance LLC, as borrower, FPLF BA Holdings Finance CM LLC, as servicer, Fortress Private Lending Fund, as borrower parent, Bank of America, N.A., as administrative agent and each of the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2025

Fortress Private Lending Fund

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer